                                                    Exhibit 5.2 and Exhibit 23.2


                             June 26, 1997


Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA 15222

Gentlemen:

Re:  Westinghouse Electric Corporation Savings Program and
     CBS Employee Investment Plan

--------------------------------------------------------------------------------

         As Tax Counsel for Westinghouse Electric Corporation, I advise you as follows in connection with the Westinghouse Electric Corporation Savings Program and CBS Employee Investment Fund:

         (1) By letter dated May 12, 1986, the Internal Revenue Service (IRS) determined that the Westinghouse Personal Savings and Investment Plans, now known as the Westinghouse Savings Program, (Plan) as amended through May 21, 1986, met the qualification requirements of Section 401 (a) of the Internal Revenue Code of 1986, as amended (Code).

         (2) Westinghouse has requested that the IRS determine that the Plan, as amended subsequent to the May 12, 1986 IRS determination letter, remains in compliance with section 401(a) of the Code. The IRS has not responded to this request.

         (3) The Plan as subsequently amended since the May 12, 1986 IRS determination letter, remains in substantial compliance with the requirements of Section 401 (a) of the Code. The IRS may, however, require technical or other changes to the Plan as a condition for issuing a determination that the Plan as amended, continues to meet the requirements for qualification under the Code. Assuming that Westinghouse Electric Corporation approves such changes in a timely manner, the Plan as so amended will continue to meet the requirements for qualification under the Code.

         (4) By letter dated May 13, 1997, the IRS determined that the CBS Employee Investment Fund, met the qualification requirements of
              Section 401(a) of the Code.

         I know that I as referred to under the heading "Legal Opinion" in the Prospectus forming a part of the Registration Statement on Form S-8 relating to Westinghouse Common Stock. I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as Exhibit 5.2 to such Registration Statement.

                                                   Very truly yours,

                                                   /s/ VERNON J. CARPENTER
                                                   -----------------------
                                                   Vernon J. Carpenter
                                                   Associate General Tax Counsel